AGREEMENT OF SETTLEMENT AND RELEASE

B E T W E E N :

MDC PARTNERS INC.

(hereinafter referred to as "MDC")

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GRAHAM LAWRENCE ROSENBERG

(hereinafter referred to as "Rosenberg")

WHEREAS Rosenberg ceased to be employed with MDC on August 31, 2009;

AND WHEREAS Rosenberg and MDC are parties to an Employment Agreement dated December 26, 2005, as amended on November 14, 2007 (the "Agreement") and the Option Repayment Letter dated November 14, 2007 (the "Option Letter")

AND WHEREAS the parties have agreed to resolve and settle in full all claims of any kind that could be or could have been raised by Rosenberg under any federal or provincial law or under any statute or contract or tort law or otherwise, against MDC and its partners, subsidiaries, affiliates, unincorporated divisions, successors or assigns, or against any past or present director, officer, agent, shareholder or individual now or previously employed by or representing any of them and to terminate Rosenberg's obligations under the Option Letter after repayment, as set forth herein;

NOW THEREFORE the parties agree as follows:

1.           MDC shall pay Rosenberg the sum of One Million Three Hundred and Five Thousand Seven Hundred and Fifty Dollars ($1,305,750), as follows:

(i)	$1,155,610 paid on October 1, 2009, characterized as a retiring allowance payment, less taxes at the retiring allowance rate of 30%;

(ii)	$23,000 to be paid to Rosenberg's RRSP on October 1, 2009 or upon Rosenberg providing the necessary documentation which would allow MDC to make the payment into his RRSP;

(iii)	$22,000 to be paid by MDC on January 4, 2010 into Rosenberg's RRSP, on a pre-tax basis, subject to Rosenberg providing the appropriate information to allow for the payment; and

(iv)	$105,140 on January 4, 2010, characterized as a retiring allowance payment, less taxes at the retiring allowance rate of 30%.

2.           Rosenberg agrees to repay the outstanding option balance in the amount of $128,140 on January 4, 2010.  The repayment is conditional on MDC making the two payments to Rosenberg on January 4, 2010 as provided for herein.  The payment to Rosenberg's RRSP on January 4, 2010 is subject to Rosenberg providing the appropriate information at least ten (10) business days prior to that date.

3.           MDC acknowledges that Rosenberg has 47,625 outstanding options, not expired as of August 31, 2009, at an exercise price of $8.40 CND.  Rosenberg shall have three (3) months, from August 31, 2009, to exercise the outstanding options in accordance with the terms of the underlying option grant agreement.

4.           MDC agrees to pay up to a maximum of $5,000 for professional fees incurred by Rosenberg.  Rosenberg agrees to submit original invoices to support the professional fees incurred by Rosenberg.

5.           Rosenberg agrees that he shall reasonably cooperate and assist MDC and its advisors, in a positive way, in connection with the ongoing Zyman Group litigation, including attendances at depositions, meetings, arbitration hearings and/or court proceedings, as reasonably required and requested by MDC or any other operating issues that MDC determines.  MDC does not anticipate that the operating issues will occupy a significant amount of Rosenberg's time. Rosenberg shall not be entitled to any additional compensation for providing his assistance and cooperation to MDC.  MDC agrees to reimburse Rosenberg for all reasonable travel expenses incurred.

6.           MDC shall continue to pay the premiums for health benefits, including life insurance, for a maximum period of one (1) year from September 1, 2009 or until such time as Rosenberg obtains alternate benefit coverage, whichever occurs earlier.

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7.           MDC agrees that Rosenberg shall be entitled to the benefit of any Officers and Directors Insurance coverage consistent with the terms and conditions of the insurance policy for any matters which arose on or before August 31, 2009 and the indemnity in the Option Letter.

8.           For a period of twelve (12) months beginning effective September 1, 2009, through and until August 31, 2010 (the "Consulting Period"), Rosenberg shall provide, without limitation, consulting services to MDC as requested by MDC.  The consulting services (the "Consulting Services") to be performed by Rosenberg shall include, in accordance with paragraph 5 herein, without limitation, attending depositions, meetings, arbitration hearings and/or court proceedings, as reasonably required and requested by MDC or any other operating issues and assisting and cooperating with MDC.  MDC does not anticipate that the operating issues will occupy a significant amount of Rosenberg's time. During the Consulting Period, Rosenberg shall report directly to Stephen Pustil or another person designated by Mr. Pustil, at such times and in such detail as shall reasonably be required.  In the event that Rosenberg does not provide the consulting services, MDC shall be entitled to claw back the amounts paid to Rosenberg.

9.           All monetary amounts referred to herein shall be in Canadian funds and shall be subject to withholding of taxes and other deductions required by law or as agreed to, in writing, between the parties.  Rosenberg acknowledges and agrees that he, and he alone, shall be responsible for the payment of any additional taxes owing to CRA as a result of his request to characterize the payment as a retiring allowance.  Rosenberg agrees to indemnify and save harmless MDC from any claims, penalties or costs associated with any claim by CRA in connection with the characterization of the payments as a retiring allowance.

10.           Rosenberg acknowledges and agrees that the Agreement contains specific non-solicitation/non-servicing and protection of confidential information covenants.  Rosenberg undertakes and agrees to continue to abide by the terms set forth in the Agreement at Section 8(a) and 8(b).  Rosenberg agrees that MDC shall continue to be entitled to enforce the remedies contained in Section 8(c), 8(d) and 8(f) in the event of a breach by Rosenberg.

11.           Rosenberg acknowledges and agrees that he remains bound by the terms contained in Section 9 of the Agreement (Intellectual Property).

12.           Rosenberg agrees and undertakes to resign as an officer and/or director of MDC and any other companies to which he has been appointed either as an officer and/or director. By the execution of these Minutes of Settlement, Rosenberg acknowledges that he shall have so resigned and agrees to cooperate in executing the required documents.

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13.           Rosenberg agrees not, either directly or indirectly, publish or disclose the contents of this agreement or any terms thereof, in any manner whether in writing or orally, to any individual or entity (except for any one from whom Rosenberg obtains professional advice regarding this agreement or to family members or as required by a court or regulatory authority) directly or indirectly, whether individually or by or through any agent, representative, attorney or other person.

14.           The parties agree that this agreement may not be used as evidence by either of them in any action or proceeding except one in which one of the parties alleges a breach of this agreement or as required by a court.

15.           In consideration for the payments and other promises contained in this agreement, Rosenberg agrees to execute the attached full and final Release.

16.           This agreement and the terms hereof supersede and replace all prior discussions and/or agreements made between the parties, whether oral or written, and shall constitute the entire agreement between the parties with respect to all matters contemplated by this agreement and the parties hereto do not rely upon or regard as material, any representations or writings whatsoever not incorporated into and made a part of this agreement.  This agreement shall not be amended, altered or modified except in writing signed by the parties.

THIS AGREEMENT may be executed in counterparts, all of which together shall constitute a single, original instrument.

HAVING READ AND UNDERSTOOD THE RELEASE, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE DAY AND YEAR FIRST WRITTEN BELOW.

DATED this ____ day of September, 2009.

MDC Partners Inc.
Per:
Name: Title:
I have the authority to bind the corporation

Witness	Graham Lawrence Rosenberg

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RELEASE AND INDEMNITY

IN CONSIDERATION of entering into the Minutes of Settlement and Release attached, included in the other good and valuable consideration, the sufficiency of which is hereby acknowledged, I GRAHAM LAWRENCE ROSENBERG, for myself, my heirs, executors, administrators and assigns, hereby release and forever discharge MDC PARTNERS INC. and its parent, subsidiaries, affiliates, unincorporated divisions, predecessors, successors and assigns, and all of their past and present officers, directors, representatives, agents, shareholders and employees (collectively the "Releasees") from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which I ever had, now have or may have hereafter against any of them, by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter whatsoever up to and including the date on which this agreement becomes effective, arising out of my employment with the Releasees or the termination of that employment except for the enforcement of the attached Minutes of Settlement and Release.  Without limiting the generality of the foregoing, this instrument shall release the Releasees from any claim arising out of or in any way relating to my employment or the cessation thereof, including but not limited to all claims that could have been raised under the Employment Standards Act of Ontario, 2000 as amended, the Human Rights Code of Ontario, as amended, Workplace Safety and Insurance Act, Occupational Health and Safety Act, including but not limited to any claim for commissions, vacation pay, overtime pay, health benefits, RSUs, bonuses, payment under any bonus or other compensation plan and any other compensation of any kind whatsoever under any federal or provincial law, by statute, regulation, contract or tort law, or and that I have not been subjected to any unequal treatment contrary to the Ontario Human Rights Code.  Notwithstanding the forgoing, nothing herein releases the Releasees from any obligations to indemnify Rosenberg from any third party claims as a former officer, director and employee, as provided for in the insurance coverage, nor from any liability set out in the Option Letter.

AND FOR THE SAID CONSIDERATION I further agree not to make any claim or demand or commence, maintain or prosecute any action, cause or proceeding for damages, compensation, loss or any relief whatsoever against the said Releasees in respect of any cause, matter or thing whatsoever arising out of or in consequence of my employment or the termination of my employment with the Releasees.  I further agree that this Release shall operate conclusively as an estoppel in the event of any such claim, action or proceeding and may be pleaded accordingly.

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AND FOR THIS CONSIDERATION I further agree to indemnify and save harmless the Releasees from any and all claims or demands under the Income Tax Act of Canada and/or the Income Tax Act of the Province of Ontario and/or under the Employment Insurance Act of Canada, in respect of any failure on the part of the Releasees to withhold income tax and/or any amounts previously paid to me by Social Development Canada on account of employment insurance benefits received from the said consideration any interest or penalties relating to same, and further, to indemnify the Releasees for any costs or expenses it may incur in defending such claims or demands.

NOTWITHSTANDING THE FOREGOING, this Release shall not apply to any actions, causes of action, claims and demands which I may have relating to the failure or the refusal of the Releasees to comply with the terms of settlement as agreed upon.

AND I HEREBY DECLARE that I fully understand the terms of this settlement and have received or was afforded the opportunity to receive independent legal advice prior to executing this document and that I voluntarily accept the consideration offered for the purpose of making full and final compromise and settlement of all claims as aforesaid.

AND I HEREBY AGREE AND UNDERTAKE to resign as an officer and/or director from any companies referred to above and shall execute any documentation required for such purpose.

IT IS UNDERSTOOD AND AGREED that I hereby undertake and agree not to disclose the facts of this settlement or agreement or the terms thereof to any third party without the written consent of the Releasees, except persons from whom I receive professional advice, my immediate family or as required by law.  I also hereby undertake and agree that I will not make any disparaging remarks against the Releasees.

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THIS RELEASE AND INDEMNITY shall be deemed to have been made in and shall be construed in accordance with the laws of the Province of Ontario.

THIS RELEASE AND INDEMNITY shall enure to the benefit of and be binding upon the undersigned, the Releasees and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

IT IS UNDERSTOOD AND AGREED that the giving of the aforesaid consideration is deemed to be no admission whatsoever of liability on the part of the Releasees.

IN WITNESS WHEREOF I have hereunto set my hand and seal at _________ this ___ day of _________, 2009.

SIGNED, SEALED AND DELIVERED in the presence of

Witness	Graham Lawrence Rosenberg

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